Exhibit 99.1

News Release

WINNEBAGO INDUSTRIES REPORTS STRONG FOURTH QUARTER AND FULL YEAR FISCAL 2022 RESULTS
-- Fourth Quarter Revenues of $1.2 Billion Increased 14% Year-Over-Year --
-- Reported Quarterly Diluted EPS of $2.61 and Adjusted EPS of $3.02, Up 14% Over Prior Year --
-- Record Quarterly Cash of $85.8 Million Returned to Shareholders Through Share Repurchases and Dividends --
-- Record Annual Revenues of $5.0 Billion Resulting in Record Gross Margins and Cash Returned to Shareholders --
-- Record Annual RV Market Share of 12.7%: +20 Basis Points Over Prior Year --

EDEN PRAIRIE, MINNESOTA, October 19, 2022 -- Winnebago Industries, Inc. (NYSE: WGO), a leading outdoor lifestyle product manufacturer, today reported financial results for the Company's fourth quarter and full year Fiscal 2022.

Fourth Quarter Fiscal 2022 Results
Revenues for the Fiscal 2022 fourth quarter ended August 27, 2022, were $1.2 billion, an increase of 13.8% compared to $1.0 billion for the Fiscal 2021 period. Revenues excluding the recently acquired Barletta business were $1.1 billion, representing an organic growth rate of 4.3% over the prior year period, primarily driven by pricing actions, partially offset by Towable unit declines. Gross profit was $210.4 million, an increase of 12.4% compared to $187.2 million for the Fiscal 2021 period. Gross profit margin decreased 30 basis points in the quarter to 17.8%, as a result of higher material and component costs and deleverage, partially offset by pricing actions. Operating income was $123.6 million for the quarter, an increase of 3.0% compared to $120.0 million for the fourth quarter of last year. Fiscal 2022 fourth quarter net income was $82.6 million, a decrease of 1.8% compared to $84.1 million in the prior year quarter. Reported earnings per diluted share was $2.61, compared to reported earnings per diluted share of $2.45 in the same period last year. Adjusted earnings per diluted share was $3.02, an increase of 14.0% compared to adjusted earnings per diluted share of $2.65 in the same period last year. Consolidated Adjusted EBITDA was $139.2 million for the quarter, an increase of 7.9% compared to $129.0 million last year.

President and Chief Executive Officer Michael Happe commented, “Winnebago Industries capped off a record year in Fiscal 2022 with solid fourth quarter results. Our leading premium outdoor brands, distinguished by the golden threads of quality, innovation, and service, continue to resonate with our increasingly diverse outdoor recreation consumer base. We made important market advances in both the RV and marine industries, operating well in a volatile macroeconomic environment. I want to thank our entire Winnebago Industries team for their excellence in driving record gross margins and operating income, having successfully navigated supply chain disruptions and cost input inflation. Their efforts enabled our ability to return record cash to our shareholders during the year as well. While we expect uncertain market conditions to persist into our Fiscal 2023, we are confident that our transformed and evolving business platform positions us for continued success into the future.”

Full Year Fiscal 2022 Results
Fiscal 2022 represented record results with revenues of $5.0 billion increasing 36.6% from $3.6 billion in Fiscal 2021 driven by the recently acquired Barletta business, pricing actions and strong consumer demand for Winnebago Industries' products. Record gross profit margin of 18.7% improved 80 basis points year-over-year driven primarily by improved operating leverage and price increases, partially offset by higher material and component costs and production inefficiencies caused by supply constraints. Operating income was $583.5 million for Fiscal 2022, compared to $407.4 million in Fiscal 2021. Net income was $390.6 million, an increase of 38.6% compared to $281.9 million the prior year. Earnings per diluted share was $11.84, an increase of 43.0% compared to earnings per diluted share of $8.28 in Fiscal 2021. Adjusted earnings per diluted share of $13.81 increased 55.5% compared to adjusted earnings per diluted share of $8.88 in the same period last year. Consolidated Adjusted EBITDA was $648.9 million, an increase of 48.8% from $436.1 million in Fiscal 2021.

Towable Fourth Quarter and Full Year Fiscal 2022 Results
Revenues for the Towable segment were $494.2 million for the fourth quarter Fiscal 2022, down 11.8% from the prior year, primarily driven by a decline in unit volume partially offset by pricing actions. Segment Adjusted EBITDA was $53.2 million, down 36.2% from the prior year period. Adjusted EBITDA margin of 10.8% decreased 410 basis points from the prior year reflecting higher material and component costs and deleverage, partially offset by pricing actions. Backlog decreased to $576.5 million, down 66.2% from the prior year due to normalized dealer inventories.

For the full year Fiscal 2022, revenues for the Towable segment were $2.6 billion, up 29.2% over Fiscal 2021 primarily driven by price increases related to higher material and component costs. Segment Adjusted EBITDA for the full year was $383.6 million, up 32.7% year-over-year. Adjusted EBITDA margin of 14.8% increased 40 basis points for the full year over Fiscal 2021.

Motorhome Fourth Quarter and Full Year Fiscal 2022 Results
Revenues for the Motorhome segment were $555.8 million for the fourth quarter, up 23.8% from the prior year, driven by continued strong unit sales and pricing actions related to higher material and component costs. Segment Adjusted EBITDA was $77.4 million, an increase of 53.4% from the prior year. Adjusted EBITDA margin of 13.9% increased 270 basis points over the prior year due to pricing actions and production efficiencies, partially offset by higher material and component costs. Backlog decreased to $1.7 billion, down 26.7% from the prior year, driven by increased levels of dealer inventories.

For the full year Fiscal 2022, revenues for the Motorhome segment were $1.9 billion, up 24.2% from Fiscal 2021 driven by pricing actions related to higher material and component costs, and increased unit sales. Segment Adjusted EBITDA for the full year was $238.0 million, up 40.7% from Fiscal 2021. Adjusted EBITDA margin of 12.5% was up 150 basis points for the full year over Fiscal 2021.

Marine Fourth Quarter and Full Year Fiscal 2022 Results
Revenues for the Marine segment were $122.1 million for the fourth quarter. Excluding Barletta, revenues for the segment were $23.7 million, a 41.8% increase compared to the same period last year. Segment Adjusted EBITDA was $17.5 million, an increase of $15.8 million over the prior year and Adjusted EBITDA margin was 14.3%. Backlog for the Marine segment was $314.7 million and remain elevated as low dealer inventories persist. The Barletta brand continued to outperform pro-forma expectations and deliver margins that are accretive to the Winnebago Industries portfolio.

For the full year Fiscal 2022, revenues for the Marine segment were $425.3 million, up $365.1 million from Fiscal 2021 driven by the addition of the Barletta business. Segment Adjusted EBITDA for the full year was $60.8 million, up $55.7 million from Fiscal 2021. Full year adjusted EBITDA margin was 14.3% for Fiscal 2022, up 570 basis points for the full year over Fiscal 2021.

Balance Sheet and Cash Flow
As of August 27, 2022, the Company had total outstanding debt of $545.8 million ($600.0 million of debt, net of convertible note discount of $45.3 million, and net of debt issuance costs of $8.9 million) and working capital of $571.7 million. Cash flow from operations was $400.6 million in Fiscal 2022, an increase of $163.3 million compared to $237.3 million last year, driven by higher profitability, a $36.6 million increase in accrued expenses and other liabilities, and a $27.2 million increase in accounts payable to support the growth in the business, partially offset by a $171.3 million increase in inventory to support operational activities during a period impacted by continued supply chain challenges.

Winnebago Industries also secured an increased asset-based lending (ABL) credit facility of $350.0 million, replacing the previous ABL credit facility of $192.5 million, further enhancing the Company’s liquidity position.

Quarterly Cash Dividend and Share Repurchases
On August 17, 2022, the Company’s Board of Directors approved a quarterly cash dividend of $0.27 per share payable on September 28, 2022, to common stockholders of record at the close of business on September 14, 2022. This represents a 50%, or $0.09 per share, increase from the prior dividend and follows the 50% increase that the Company announced in the prior year.

Additionally, in the fourth quarter Winnebago Industries’ Board of Directors approved a new share repurchase authorization of up to $350 million of the Company’s common stock. The share repurchase authorization replaces the previous $200 million share repurchase program that was fully depleted with $80.1 million of share repurchase completed in the fourth quarter of fiscal 2022, resulting in record quarterly cash of $85.8 million returned to shareholders.

Mr. Happe continued, “Looking ahead, our focused strategic priorities, strong premium brands, more diversified set of revenue streams, operational discipline, and especially our people will enable us to win in the marketplace, remain agile, and deliver robust profitability as we continue to chart our course through the next year. Winnebago Industries is entering Fiscal 2023 from a position of competitive and financial strength, and will be extremely flexible in balancing strategic investments in profitable growth opportunities and managing our balance sheet with responsibility. We look forward to showcasing our strategic progress and intentions, along with a future outlook on our business and industries at our upcoming investor day on November 15, 2022.”

Conference Call
Winnebago Industries, Inc. will discuss fourth quarter and full year Fiscal 2022 earnings results during a conference call scheduled for 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

Winnebago Industries, Inc. will discuss fourth quarter and full year Fiscal earnings results during a conference call scheduled for 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. is a leading North American manufacturer of outdoor lifestyle products under the Winnebago, Grand Design, Chris-Craft, Newmar and Barletta brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motorhomes, travel trailers, fifth-wheel products, pontoons, inboard/outboard and sterndrive powerboats and commercial community outreach vehicles. Winnebago Industries has multiple facilities in Iowa, Indiana, Minnesota and Florida. The Company's common stock is listed on the New York Stock Exchange and traded under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to general economic uncertainty in key markets and a worsening of domestic and global economic conditions or low levels of economic growth; uncertainty surrounding the COVID-19 pandemic; availability of financing for RV and marine dealers; ability to innovate and commercialize new products; ability to manage our inventory to meet demand; competition and new product introductions by competitors; risk related to cyclicality and seasonality of our business; risk related to independent dealers; significant increase in repurchase obligations; business or production disruptions; inadequate inventory and distribution channel management; ability to retain relationships with our suppliers; increased material and component costs, including availability and price of fuel and other raw materials; ability to integrate mergers and acquisitions; ability to attract and retain qualified personnel and changes in market compensation rates; exposure to warranty claims; ability to protect our information technology systems from data security, cyberattacks, and network disruption risks and the ability to successfully upgrade and evolve our information technology systems; ability to retain brand reputation and related exposure to product liability claims; governmental regulation, including for climate change; impairment of goodwill and trade names; and risks related to our convertible and senior secured notes including our ability to satisfy our obligations under these notes. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission ("SEC") over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contacts
Investors: Ray Posadas
ir@winnebagoind.com

Media: Amber Holm
acholm@winnebagoind.com

Winnebago Industries, Inc.
Condensed Consolidated Statements of Income
(Unaudited and subject to reclassification)

	Three Months Ended
(in thousands, except percent and per share data)	August 27, 2022		August 28, 2021
Net revenues	$1,179,121	100.0%	$1,036,093	100.0%
Cost of goods sold	968,737	82.2%	848,928	81.9%
Gross profit	210,384	17.8%	187,165	18.1%
Selling, general, and administrative expenses	81,524	6.9%	63,580	6.1%
Amortization	5,216	0.4%	3,590	0.3%
Total operating expenses	86,740	7.4%	67,170	6.5%
Operating income	123,644	10.5%	119,995	11.6%
Interest expense, net	10,235	0.9%	10,143	1.0%
Non-operating loss (income)	2,941	0.2%	(84)	—%
Income before income taxes	110,468	9.4%	109,936	10.6%
Provision for income taxes	27,859	2.4%	25,851	2.5%
Net income	$82,609	7.0%	$84,085	8.1%

Earnings per common share:
Basic	$2.66		$2.52
Diluted	$2.61		$2.45
Weighted average common shares outstanding:
Basic	31,092		33,418
Diluted	31,593		34,364

	Year Ended
(in thousands, except percent and per share data)	August 27, 2022		August 28, 2021
Net revenues	$4,957,730	100.0%	$3,629,847	100.0%
Cost of goods sold	4,028,393	81.3%	2,979,484	82.1%
Gross profit	929,337	18.7%	650,363	17.9%
Selling, general, and administrative expenses	316,420	6.4%	228,581	6.3%
Amortization	29,419	0.6%	14,361	0.4%
Total operating expenses	345,839	7.0%	242,942	6.7%
Operating income	583,498	11.8%	407,421	11.2%
Interest expense, net	41,313	0.8%	40,365	1.1%
Non-operating loss (income)	27,463	0.6%	(394)	—%
Income before income taxes	514,722	10.4%	367,450	10.1%
Provision for income taxes	124,086	2.5%	85,579	2.4%
Net income	$390,636	7.9%	$281,871	7.8%

Earnings per common share:
Basic	$12.03		$8.41
Diluted	$11.84		$8.28
Weighted average common shares outstanding:
Basic	32,475		33,528
Diluted	32,985		34,056

Percentages may not add due to rounding differences.

Winnebago Industries, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and subject to reclassification)

(in thousands)	August 27, 2022	August 28, 2021
Assets
Current assets
Cash and cash equivalents	$282,172	$434,563
Receivables, net	254,124	253,808
Inventories, net	525,769	341,473
Prepaid expenses and other current assets	31,750	29,069
Total current assets	1,093,815	1,058,913
Property, plant, and equipment, net	276,219	191,427
Goodwill	484,176	348,058
Other intangible assets, net	472,388	390,407
Investment in life insurance	28,624	28,821
Operating lease assets	41,131	28,379
Other long-term assets	20,304	16,562
Total assets	$2,416,657	$2,062,567

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$217,458	$180,030
Income taxes payable	654	8,043
Accrued expenses	303,985	219,203
Total current liabilities	522,097	407,276
Long-term debt, net	545,855	528,559
Deferred income taxes	6,108	13,429
Unrecognized tax benefits	5,744	6,483
Long-term operating lease liabilities	40,426	26,745
Deferred compensation benefits, net of current portion	8,145	9,550
Other long-term liabilities	25,275	13,582
Total liabilities	1,153,650	1,005,624
Shareholders' equity	1,263,007	1,056,943
Total liabilities and shareholders' equity	$2,416,657	$2,062,567

Winnebago Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited and subject to reclassification)

	Year Ended
(in thousands)	August 27, 2022	August 28, 2021
Operating activities
Net income	$390,636	$281,871
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	24,238	18,201
Amortization	29,419	14,361
Non-cash interest expense, net	15,074	13,928
Amortization of debt issuance costs	2,477	2,465
Last in, first-out expense	8,445	3,131
Stock-based compensation	17,085	15,347
Deferred income taxes	(6,651)	(2,190)
Contingent consideration fair value adjustment	29,382	—
Other, net	2,374	(3,578)
Change in operating assets and liabilities, net of assets and liabilities acquired
Receivables, net	1,876	(33,034)
Inventories, net	(171,292)	(161,663)
Prepaid expenses and other assets	1,210	(6,560)
Accounts payable	27,164	51,478
Income taxes and unrecognized tax benefits	(7,421)	(3,721)
Accrued expenses and other liabilities	36,606	47,243
Net cash provided by operating activities	400,622	237,279

Investing activities
Purchases of property, plant, and equipment	(87,969)	(44,891)
Acquisition of business, net of cash acquired	(228,159)	—
Proceeds from the sale of property, plant, and equipment	178	12,452
Other, net	280	(570)
Net cash used in investing activities	(315,670)	(33,009)

Financing activities
Borrowings on long-term debt	4,735,580	3,627,627
Repayments on long-term debt	(4,735,580)	(3,627,627)
Payments of cash dividends	(23,782)	(16,168)
Payments for repurchases of common stock	(214,275)	(47,589)
Payments of debt issuance costs	(1,240)	(224)
Other, net	1,954	1,699
Net cash used in financing activities	(237,343)	(62,282)

Net (decrease)/increase in cash and cash equivalents	(152,391)	141,988
Cash and cash equivalents at beginning of period	434,563	292,575
Cash and cash equivalents at end of period	$282,172	$434,563

Supplemental Disclosures
Income taxes paid, net	$139,652	$88,698
Interest paid	23,779	24,119
Non-cash investing and financing activities
Issuance of common stock for acquisition of business	$22,000	$—
Issuance of common stock for settlement of earnout liability	13,168	—
Capital expenditures in accounts payable	6,843	3,760
Dividends declared not yet paid	8,816	6,497
Increase in lease assets in exchange for lease liabilities:
Operating leases	17,236	2,626
Financing leases	2,528	1,210

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Towable
(in thousands, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	August 27, 2022	% of Revenues	August 28, 2021	% of Revenues	$ Change	% Change
Net revenues	$494,166		$560,025		$(65,859)	(11.8)%
Adjusted EBITDA	53,205	10.8%	83,368	14.9%	(30,163)	(36.2)%

	Three Months Ended
Unit deliveries	August 27, 2022	Product Mix(1)	August 28, 2021	Product Mix(1)	Unit Change	% Change
Travel trailer	6,801	65.0%	10,818	69.0%	(4,017)	(37.1)%
Fifth wheel	3,663	35.0%	4,857	31.0%	(1,194)	(24.6)%
Total towables	10,464	100.0%	15,675	100.0%	(5,211)	(33.2)%

	Year Ended
	August 27, 2022	% of Revenues	August 28, 2021	% of Revenues	$ Change	% Change
Net revenues	$2,597,358		$2,009,959		$587,399	29.2%
Adjusted EBITDA	383,622	14.8%	289,007	14.4%	94,615	32.7%

	Year Ended
Unit deliveries	August 27, 2022	Product Mix(1)	August 28, 2021	Product Mix(1)	Unit Change	% Change
Travel trailer	40,739	68.1%	39,943	66.5%	796	2.0%
Fifth wheel	19,125	31.9%	20,163	33.5%	(1,038)	(5.1)%
Total towables	59,864	100.0%	60,106	100.0%	(242)	(0.4)%

	August 27, 2022		August 28, 2021		Change	% Change
Backlog(2)
Units	14,588		46,590		(32,002)	(68.7)%
Dollars	$576,491		$1,704,393		$(1,127,902)	(66.2)%
Dealer Inventory
Units	22,797		10,126		12,671	125.1%
(1)    Percentages may not add due to rounding differences.
(2)    Our backlog includes all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the dealer at any time without penalty; therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Motorhome
(in thousands, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	August 27, 2022	% of Revenues	August 28, 2021	% of Revenues	$ Change	% Change
Net revenues	$555,807		$448,863		$106,944	23.8%
Adjusted EBITDA	77,356	13.9%	50,426	11.2%	26,930	53.4%

	Three Months Ended
Unit deliveries	August 27, 2022	Product Mix(1)	August 28, 2021	Product Mix(1)	Unit Change	% Change
Class A	636	19.3%	910	30.7%	(274)	(30.1)%
Class B	1,859	56.5%	1,530	51.6%	329	21.5%
Class C	796	24.2%	527	17.8%	269	51.0%
Total motorhomes	3,291	100.0%	2,967	100.0%	324	10.9%

	Year Ended
	August 27, 2022	% of Revenues	August 28, 2021	% of Revenues	$ Change	% Change
Net revenues	$1,911,196		$1,539,084		$372,112	24.2%
Adjusted EBITDA	237,992	12.5%	169,205	11.0%	68,787	40.7%

	Year Ended
Unit deliveries	August 27, 2022	Product Mix(1)	August 28, 2021	Product Mix(1)	Unit Change	% Change
Class A	2,640	21.9%	2,957	27.1%	(317)	(10.7)%
Class B	6,748	56.0%	5,431	49.8%	1,317	24.2%
Class C	2,670	22.1%	2,521	23.1%	149	5.9%
Total motorhomes	12,058	100.0%	10,909	100.0%	1,149	10.5%

	August 27, 2022		August 28, 2021		Change	% Change
Backlog(2)
Units	12,024		18,254		(6,230)	(34.1)%
Dollars	$1,687,571		$2,303,504		$(615,933)	(26.7)%
Dealer Inventory
Units	3,824		2,465		1,359	55.1%
(1)    Percentages may not add due to rounding differences.
(2)    Our backlog includes all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the dealer at any time without penalty; therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Marine
(in thousands, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	August 27, 2022	% of Revenues	August 28, 2021	% of Revenues	$ Change	% Change
Net revenues	$122,094		$16,682		$105,412	631.9%
Adjusted EBITDA	17,495	14.3%	1,675	10.0%	15,820	944.5%

	Three Months Ended
Unit deliveries	August 27, 2022		August 28, 2021		$ Change	% Change
Boats	1,580		83		1,497	1,803.6%

	Year Ended
	August 27, 2022	% of Revenues	August 28, 2021	% of Revenues	$ Change	% Change
Net revenues	$425,269		$60,209		$365,060	606.3%
Adjusted EBITDA	60,831	14.3%	5,177	8.6%	55,654	1,075.0%

	Year Ended
Unit deliveries	August 27, 2022		August 28, 2021		Unit Change	% Change
Boats	5,692		296		5,396	1,823.0%

	August 27, 2022		August 28, 2021		Change	% Change
Backlog(1)
Units	3,595		531		3,064	577.0%
Dollars	$314,718		$116,926		$197,792	169.2%
Dealer Inventory
Units	2,077		70		2,007	2,867.1%
(1)    Our backlog includes all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog generally can be cancelled or postponed at the option of the dealer at any time without penalty; therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Non-GAAP Reconciliation
(Unaudited and subject to reclassification)

Non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures presented may differ from similar measures used by other companies.

The following table reconciles diluted earnings per share to Adjusted diluted earnings per share:

	Three Months Ended		Year Ended
	August 27, 2022	August 28, 2021	August 27, 2022	August 28, 2021
Diluted earnings per share (GAAP)	$2.61	$2.45	$11.84	$8.28
Acquisition-related costs (1)	0.02	0.02	0.16	0.02
Gain on sale of property, plant and equipment (1)	—	—	—	(0.14)
Litigation reserves (1)	0.08	—	0.20	—
Amortization (1)	0.17	0.10	0.89	0.42
Non-cash interest expense (1,2)	0.12	0.10	0.46	0.41
Contingent consideration fair value adjustment (1)	0.15	—	0.89	—
Tax impact of adjustments(3)	(0.13)	(0.05)	(0.63)	(0.15)
Impact of convertible share dilution (4)	—	0.03	—	0.04
Adjusted diluted income per share (5)	$3.02	$2.65	$13.81	$8.88
(1)    Represents a pretax adjustment.
(2)    Non-cash interest expense associated with the convertible notes issued as part of our acquisition of Newmar.
(3)    Income tax charge calculated using the statutory tax rate for the U.S. of 24.2% and 21.0% for Fiscal 2022 and Fiscal 2021, respectively.
(4)    Represents the dilution of convertible notes which is economically offset by a call/spread overlay that was put in place upon issuance.
(5)    Per share numbers may not foot due to rounding.

The following table reconciles net income to consolidated EBITDA and Adjusted EBITDA:

	Three Months Ended		Year Ended
	August 27, 2022	August 28, 2021	August 27, 2022	August 28, 2021
Net income	$82,609	$84,085	$390,636	$281,871
Interest expense, net	10,235	10,143	41,313	40,365
Provision for income taxes	27,859	25,851	124,086	85,579
Depreciation	7,207	4,725	24,238	18,201
Amortization	5,216	3,590	29,419	14,361
EBITDA	133,126	128,394	609,692	440,377
Acquisition-related costs	628	725	5,222	725
Litigation reserves	2,551	—	6,551	—
Restructuring expenses	—	—	—	112
Gain on sale of property, plant and equipment	—	—	—	(4,753)
Contingent consideration fair value adjustment	4,665	—	29,382	—
Non-operating income	(1,724)	(84)	(1,919)	(394)
Adjusted EBITDA	$139,246	$129,035	$648,928	$436,067

Non-GAAP performance measures of Adjusted diluted earnings per share, EBITDA and Adjusted EBITDA have been provided as comparable measures to illustrate the effect of non-recurring transactions occurring during the reported periods and to improve comparability of our results from period to period. Adjusted diluted earnings per share is defined as diluted earnings per share adjusted for after-tax items that impact the comparability of our results from period to period. EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense and other pretax adjustments made in order to present comparable results from period to period. Management believes Adjusted diluted earnings per share and Adjusted EBITDA provide meaningful supplemental information about our operating performance because these measures exclude amounts that we do not consider part of our core operating results when assessing our performance.

Management uses these non-GAAP financial measures (a) to evaluate historical and prospective financial performance and trends as well as assess performance relative to competitors and peers; (b) to measure operational profitability on a consistent basis; (c) in presentations to the members of our Board of Directors to enable our Board of Directors to have the same measurement basis of operating performance as is used by management in its assessments of performance and in forecasting and budgeting for the Company; (d) to evaluate potential acquisitions; and (e) to ensure compliance with restricted activities under the terms of our ABL credit facility and outstanding notes. Management believes these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry.